EXHIBIT 99.1

May 15, 2018

Tofutti Press Release

Company Contact:	Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES RESULTS FOR THIRTEEN WEEKS ENDED MARCH 31, 2018

Company Reports Net Income of $327,000 Compared to

Net Loss of $173,000 in Prior Year

Cranford, New Jersey — May 15, 2018 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) issued its results for the thirteen weeks ended March 31, 2018 today.

Net sales for the thirteen weeks ended March 31, 2018 increased by $491,000, or 15%, to $3,774,000, from net sales of $3,283,000 for the thirteen weeks ended April 1, 2017. The Company reported net income of $327,000 ($0.06 per share) compared to a net loss of $173,000 ($0.03 per share) for the thirteen weeks ended April 1, 2017.

Sales of vegan-cheese products increased to $3,132,000 in the 2018 period from $2,628,000 in the 2017 period. Sales of the Company’s vegan cheese product line increased due to an increase in both its export and domestic cheese business. Sales of frozen dessert and frozen food products, which consist primarily of frozen dessert products, decreased to $642,000 in the thirteen weeks ended March 31, 2018 from $655,000 for the thirteen weeks ended April 1, 2017. The frozen dessert business continues to be negatively impacted by the overall sluggish sales in the ice cream category. Additionally, in September 2016, the co-packer who manufactured the Company’s frozen dessert novelty products ceased manufacturing its stick novelties and Yours Truly Cones in June 2017. The unavailability of these items negatively impacted sales of the Company’s frozen desserts. The Company recently engaged a new manufacturing facility to produce these frozen dessert novelty products and expects to be in production in the second half of this year. Tofutti Cutie sales were not impacted as a new production facility was secured for this product.

The Company’s gross profit percentage increased to 34% for the period ending March 31, 2018 compared to 31% for the period ending April 1, 2017. The increase in the gross profit percentage was primarily due to a decrease in sales allowance expense as a percentage of gross sales to 9% in the first quarter of 2018 compared to 11% in the first quarter of 2017 and from the increase in sales of vegan cheese products whose profit margin is greater than the Company’s frozen dessert products.

As of March 31, 2018, 2018, the Company had approximately $761,000 in cash and cash equivalents and working capital of $4,039,000, compared with approximately $1,414,000 in cash and cash equivalents and working capital of $3,721,000 at December 30, 2017. The decrease in cash during the first quarter of 2018 is due to the increase in inventories to support increased sales and an increase in accounts receivable arising from such sales.

“I am pleased to report a strong first quarter on the heels of our improved results for fiscal 2017 as compared to fiscal 2016. We continue to see strong growth and new opportunities for our vegan cheese product line, which is a category leader, and expect to introduce a new line of vegan dips and shredded cheddar and mozzarella soy cheeses in the third quarter of this year. The introduction of these new products and the realization of price increases that were instituted in the last year are expected to maintain our margins for the remainder of 2018. We also expect to be able to offer a full line of frozen dessert products this summer season,” concluded David Mintz, the Chairman and Chief Executive Officer of Tofutti Brands.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products. The Company sells more than 40 milk-free foods including frozen desserts, vegan cheese products and prepared frozen dishes. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic to or intolerant of dairy or are diabetic, kosher or vegan. Tofutti’s product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches, Better Than Cream Cheese®, Sour Supreme®, and Mintz’s Blintzes®. For more information, visit www.tofutti.com.

Forward-Looking Statements Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS, INC.

Condensed Statements of Operations

(Unaudited)

(in thousands, except per share figures)

	Thirteen weeks ended March 31, 2018	Thirteen weeks ended April 1, 2017

Net sales	$3,774	$3,283
Cost of sales	2,494	2,269
Gross profit	1,280	1,014
Operating expenses:
Selling	355	440
Marketing	82	97
Research and development	106	112
General and administrative	399	527
	942	1,176
Income (loss) before interest expense and income taxes	338	(162)
Interest expense	6	6
Income (loss) before income taxes	332	(168)
Income tax expense	5	5
Net income (loss)	$327	$(173)
Weighted average common shares outstanding:
Basic and diluted	5,154	5,154

Earnings (loss) per common share:
Basic and diluted	$0.06	$(0.03)

TOFUTTI BRANDS INC.

Condensed Balance Sheets

(in thousands, except share and per share figures)

	March 31, 2018	December 30, 2017*
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$761	$1,414
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $401 and $386, respectively	2,384	1,770
Inventories	1,980	1,483
Prepaid expenses and other current assets	33	72
Deferred costs	82	86
Total current assets	5,240	4,825

Fixed assets (net of accumulated depreciation of $21 and $19, respectively)	8	10
Other assets	26	16
Total assets	$5,274	$4,851

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable-current	$5	$6
Accounts payable	686	468
Accrued expenses	420	536
Deferred revenue	90	94
Total current liabilities	1,201	1,104

Convertible note payable-long term-related party	500	500
Note payable-long term	3	4
Total liabilities	1,704	1,608

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares at March 31, 2018 and December 30, 2017	52	52
Additional paid-in capital	207	207
Retained earnings	3,311	2,984
Total stockholders’ equity	3,570	3,243
Total liabilities and stockholders’ equity	$5,274	$4,851

* Derived from audited financial information.